EXHIBIT 99.2

COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollar Amounts in Thousands)

	Year Ended December 31,
	2003	2002	2001	2000	1999
Earnings:
(Loss) income from continuing operations	$(311,012)[1]	$(474,221)[1]	$465,509 [1]	$316,008 [2]	$292,572	[3]
Fixed charges (see below)	451,265	296,096	270,640	234,169	201,614
Income taxes	(202,170)[1]	(313,112)[1]	255,531 [1]	185,541 [2]	166,915	[3]
Amortization of capitalized interest	1,592	852	578	236	37
Less: capitalized interest	(15,394)	(12,628)	(9,417)	(5,149)	(2,219)
Less: preference security dividend requirements of consolidated subsidiaries	(5,037)	(5,037)	(5,037)	(5,040)	(7,183)
Less: loss (income) from unconsolidated equity investees	948	33,767	(1,035)	(2,263)	1,028

Total Earnings (as defined)	$(79,808)	$(474,283)	$976,769	$723,502	$652,764

Fixed Charges:
Interest expensed and capitalized	$439,482	$280,298	$257,778	$224,226	$186,810
Preference security dividend requirements of consolidated subsidiaries	5,037	5,037	5,037	5,040	7,183
Estimated interest component of rental expense	6,746	10,761	7,825	4,903	7,621

Total Fixed Charges (as defined)	$451,265	$296,096	$270,640	$234,169	$201,614

Ratio of Earnings to Fixed Charges	(A)	(A)	3.61x	3.09x	3.24x

1	Excludes dividends on preferred stock of subsidiary, minority interest, the cumulative effect of accounting change(s) and discontinued operations.
2	Excludes dividends on preferred stock of subsidiary, the effect of an extraordinary charge and discontinued operations.
3	Excludes dividends on preferred stock of subsidiaries and the effect of an extraordinary charge.
(A)	For the years ended December 31, 2003 and 2002, there is a deficiency of earnings to cover the fixed charges of $531,073 and $770,379, respectively.